Exhibit 99.1
NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, VA. 20190
(703) 390-5100
http://www.nii.com
Contacts:
Investor Relations: Tim Perrott
(703) 390-5113
tim.perrott@nii.com
Media Relations: Claudia E. Restrepo
(786) 251-7020
claudia.restrepo@nii.com
NII HOLDINGS ANNOUNCES NET SUBSCRIBER ADDITIONS FOR
FIRST QUARTER 2009
Company Updates Outlook for 2009 Total Net Subscriber Additions
RESTON, Va. — April 6, 2009 — NII Holdings, Inc. [NASDAQ: NIHD] today announced its net subscriber results for the quarter ended March 31, 2009. For the quarter the Company added 266,000 net subscribers to its network. Net subscriber additions for the quarter were below Company expectations due to weakening economic conditions during the quarter, particularly in Mexico, which resulted in higher customer churn rates and lower gross subscriber additions than were previously anticipated.
Based on these first quarter subscriber results and its current assessment of subscriber growth trends in each of its markets completed on April 5th, the Company is revising its outlook for net subscriber growth for the full year 2009 to a range of 1.1 million to 1.2 million, down from its previous estimate of 1.275 million to 1.35 million net subscriber additions for the year. At this time the Company is not making any changes to its previously announced guidance for 2009 other than with respect to net subscriber additions. The Company is evaluating whether the changed outlook for net subscriber additions or other developments in its markets will have an impact on its guidance for 2009 relating to revenues, operating income before depreciation and amortization or capital expenditures, and will comment on any related changes to its guidance on the call with investors to be held in connection with the Company’s announcement of its full first quarter results, which is expected to occur on April 23, 2009.
About NII Holdings, Inc.
NII Holdings, Inc., a publicly held company based in Reston, Va., is a leading provider of mobile communications for business customers in Latin America. NII Holdings, Inc. has operations in Mexico, Brazil, Argentina, Peru and Chile offering a fully integrated wireless communications tool with digital cellular voice services, data services, wireless Internet access and Nextel Direct Connect(R) and International Direct Connect(TM), a digital two-way radio feature. NII Holdings, Inc., a Fortune 1000 company, trades on the NASDAQ market under the symbol NIHD and is a member of the NASDAQ 100 Index. Visit the Company’s website at <http://www.nii.com>.

Nextel, the Nextel logo, Nextel Online, Nextel Business Networks and Nextel Direct Connect are trademarks and/or service marks of Nextel Communications, Inc.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from NII Holdings’ actual future experience involving any one or more of such matters and subject areas. NII Holdings has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experience and results to differ from NII Holdings’ current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the uncertainty relating to our ability to achieve the operating and financial results described in our guidance for 2009, the risks and uncertainties relating to the impact of more intense competitive conditions and changes in economic conditions in the markets we serve, the impact on our financial results, and potential reductions in the recorded value of our assets, that may result from fluctuations in foreign currency exchange rates and, in particular, fluctuations in the relative values of the currencies of the countries in which we operate compared to the U.S. dollar, the risk that our network technologies will not perform properly or support the services our customers want or need including the risk that technology developments to support our services will not be timely delivered, the risk that customers in the markets we serve will not find our services attractive, and the additional risks and uncertainties that are described from time to time in NII Holdings’ Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which was filed on February 26, 2009, and in other reports filed from time to time by NII Holdings with the Securities and Exchange Commission. This press release speaks only as of its date, and NII Holdings disclaims any duty to update the information herein.